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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 19/Amendment No. 203 to Registration Statement Nos. 333-96775/811-08306 on Form N-4 of our report dated March 31, 2009, relating to the financial statements of each of the Sub-Accounts of First MetLife Investors Variable Annuity Account One, our report dated April 14, 2009, relating to the financial statements of First MetLife Investors Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changed its method of accounting for income taxes as required by accounting guidance adopted on January 1, 2007), and our report dated April 9, 2009, relating to the consolidated financial statements of General American Life Insurance Company and subsidiaries (the "Guarantor") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Guarantor changed its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changed its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), all appearing in the Statement of Additional Information included in the Registrant's Post-Effective Amendment
No. 17/Amendment No. 182 to Registration Statement Nos. 333-96775/811-08306 on Form N-4 and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
October 9, 2009